UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 5, 2013

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

220 Mill Road

Chelmsford, MA 01824

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 250-2900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02: Termination of a Material Definitive Agreement

On September 5, 2013, Sycamore Networks, Inc. (“Sycamore”) terminated the Restated Purchase and Sale Agreement (the “Purchase Agreement”) with Tyngsborough Commons, LLC (“Buyer”) entered into on May 24, 2013 in connection with the liquidation of all of Sycamore’s property and assets in accordance with the previously adopted Plan of Complete Liquidation and Dissolution. The Purchase Agreement provided for the sale by Sycamore of a certain parcel of undeveloped land located in Tyngsborough, Massachusetts to Buyer for a total purchase price of $3.5 million. Sycamore terminated the Purchase Agreement due to Buyer’s failure to either close the sale on or before August 30, 2013 or pay to Sycamore the $100,000 additional deposit required to exercise Buyer’s right to extend the period for closing the sale by 45 days, as provided in the Purchase Agreement. As a result of the termination, and pursuant to the terms of the Purchase Agreement, Sycamore retained as liquidated damages the $125,000 in deposits paid by Buyer to Sycamore in connection with the Purchase Agreement. Sycamore intends to continue to pursue its options with respect to the land, but there can be no assurance as to the amount of consideration Sycamore may be able to obtain for the land or as to any time frame within which a potential sale might occur.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01: Financial Statements and Exhibits

Exhibit Number	Description

10.1	Restated Purchase and Sale Agreement by and between Sycamore Networks, Inc. and Tyngsborough Commons, LLC dated May 24, 2013. (Incorporated by reference to Sycamore’s Current Report on Form 8-K filed on May 31, 2013)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

By:	/s/ Alan R. Cormier
Alan R. Cormier
President and Chief Executive Officer
(Duly Authorized Officer and Principal Executive Officer)

Dated: September 6, 2013